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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made effective as of July 6, 2004 (the "Effective Date"), by and between Flagstar Bank, FSB (the "Bank") and Joel Murray (the "Employee").

      WHEREAS, the Bank wishes to assure retention of the services of the Employee for the period provided in this Agreement; and

      WHEREAS, the Employee is willing to serve in the employ of the Bank for said period.

      NOW, THEREFORE, it is AGREED as follow:

      1. Employment. The Employee is employed as a First Vice President of the Bank. The Employee shall render such administrative and management services for the Bank as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee's other duties shall be such as the Board of Directors of the Bank ("Board") or the Employee's direct or indirect supervisors may from time to time reasonably direct, including normal duties as an officer of the Bank.

      2. Base Compensation. The Bank agrees to pay the Employee during the term of this Agreement a salary at the rate of $200,000 for the first year and $215,000 for the second year and $225,000 for the third year, payable in cash in accordance with the Bank's payroll procedures. The Board shall review, not less often than annually, the rate of the Employee's salary, and in its sole discretion may decide to increase his salary.

      3. Discretionary Bonuses. The Employee may be entitled to annual bonuses at the sole discretion of the Board. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such discretionary bonuses.

      4. (a) Participation in Retirement, Medical and Other Plans. The Employee shall participate in any plan that the Bank maintains for the benefit of its employees at Employee's level if the plan relates to (i) pension, profit-sharing, or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

         (b) Employee Benefits: Expenses. The Employee shall participate in any fringe benefits, paid-time off policy and other employee benefits that are or may become available to the Bank's senior management employees and which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. The Employee shall be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Bank.

      5. Term. The Bank hereby employs the Employee, and the Employee hereby accepts such employment under this Agreement, for the period commencing on the Effective Date and ending thirty-six (36) months thereafter (or such earlier date as is determined in accordance with Section 8).

      6. Loyalty: Noncompetition

         (a) During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his full business time, attention, skill, and efforts to the faithful performance of his duties to the Bank hereunder and/or to its affiliates; provided, however, that from time to time, the Employee may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present, in the reasonable opinion of the Board, any conflict of interest with the Bank or any of its subsidiaries or affiliates, or unfavorably affect the performance of the Employee's duties pursuant to this Agreement, or will not violate any applicable statute or regulation. "Full business time" is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the
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term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank and/or its affiliates, or be gainfully employed in any other position or job other than as provided above.

         (b) Nothing contained in this Paragraph 6 shall be deemed to prevent or limit the Employee's right to invest in the capital stock or other securities of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business.

      7. Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Bank will provide the Employee with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

      8. Termination and Termination Pay. The Employee's employment hereunder may be terminated under the following circumstances:

      (a) Death. The Employee's employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event the Employee's estate shall be entitled to receive the compensation due the Employee for the remaining term of the contract, payable in a lump sum if election is made by the spouse within 30 days of Employee's death or otherwise on a monthly basis, plus any accrued and unpaid discretionary bonus due Employee at the time of his death, payable in a lump sum amount within 30 days of the Employee's death. In addition, the Bank shall maintain the existing medical insurance for the Employee's spouse for six months after the Employee's death.

      (b) Disability. (1) The Bank may terminate the Employee's employment after having established the Employee's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs the Employee's ability to substantially perform his duties under this Agreement and which results in the Employee becoming eligible for long-term disability benefits under the Banks long-term disability plan (or, if the Bank has no such plan in effect, which impairs, or which can be expected to impair, the Employee's ability to substantially perform his duties under this Agreement for a period of 180 consecutive days). The Employee shall be entitled to the compensation and benefits provided for under this Agreement for a period equal to the lesser of
(i) twelve (12) months or (ii) the remaining term of this Agreement, in each case, as measured from the date that Employee's ability to perform his duties under this Agreement was first impaired.

         (2) During any period that the Employee shall receive disability benefits and to the extent that the Employee shall be physically and mentally able to do so, he shall furnish such information, assistance and documents so as to assist in the continued ongoing business of the Bank and, if able, shall make himself available to the Bank to undertake reasonable assignments consistent with his prior position and his physical and mental health. The Bank shall pay all reasonable expenses incident to the performance of any assignment given to the Employee during the disability period.

      (c) Just Cause. The Board may, by written notice to the Employee, immediately terminate his employment at any time, for Just Cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for "Just Cause" shall mean termination because of, in good faith determination of the Board, the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. No act, or failure to act, on the Employee's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct set forth above in the third sentence of this Subsection (c) and specifying the particulars thereof in detail. If following such meeting the Employee is reinstated, he shall be entitled to receive back pay for the period following termination and continuing through reinstatement.
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      (d) Without Just Cause; Constructive Discharge. (1) The Board may, by
written notice to the Employee, immediately terminate his employment at any time for a reason other than Just Cause, in which event the Employee shall be entitled to receive the following compensation and benefits: (i) the salary provided pursuant to Section 2 hereof, up to the date of termination of the term as provided in Section 5 hereof of this Agreement (the "Expiration Date"), and
(ii) cash in an amount equal to the cost to the Employee of obtaining all health, life, disability and other benefits which the Employee would have been eligible to participate in through the Expiration Date based upon the benefit levels substantially equal to those that the Bank benefit plans through the Expiration Date, but only to the extent the Employee continues to quality for participation therein. All amounts payable to the Employee shall be paid, at the option of the Employee, either (I) in periodic payments through the Expiration Date, or (II) in one lump sum within 10 days of such termination.

         (2) Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under clause (d)(1)(i) hereof shall be reduced to the extent that on the date of the Employee's termination of employment, the present value of the benefits payable under clauses (d)(1)(i)and
(ii) hereof exceeds the limitation on severance benefits that is set forth in Regulation Bulletin 27a of the Office of Thrift Supervision ("OTS"), as in effect on the Effective Date.

      (e) Termination or Suspension Under Federal Law. (1) if the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(eX4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA")(12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

         (2) If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties.

         (3) All obligations under this Agreement shall terminate, except to the extent that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the OTS, or his or her designee, at the time that the Federal Deposit Insurance Corporation ("FDlC") or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the parties.

        (4) If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank's affairs, the Bank's obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

      (f) Voluntary Termination by Employee. The Employee may voluntarily terminate employment with the Bank during the term of this Agreement, upon at least 60 days' prior written notice to the Board of Directors, in which case the Employee shall receive only his compensation, vested rights and employee benefits up to the date of his termination

      9. No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

      10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that until the Expiration Date the Employee shall be entitled to seek specific performance of his right to be paid during the
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pendency of any dispute or controversy arising under or in connection with this
Agreement. Any arbitration proceeding shall be governed by and subject to Michigan arbitration law.

      11. Federal income Tax Withholding. The Bank may withhold all Federal and State income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or government regulation or ruling.

      12. Successors and Assigns

      (a) Bank. This Agreement shall not be assigned by the Bank, provided that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

      (b) Employee. Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder, provided, however, that nothing in this paragraph shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

      (c) Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

      13. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

      14. Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Michigan shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

      15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

      16. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

FLAGSTAR BANK, FSB


/s/ Mark Hammond
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By: Mark Hammond

Its:  Chief Executive Officer

/s/ Joel Murray
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Joel Murray